Exhibit 99.2

Candel Therapeutics Announces Pricing of Public Offering

NEEDHAM, Mass., February 19, 2026 – Candel Therapeutics, Inc. (Candel or the Company) (Nasdaq: CADL), a clinical-stage biopharmaceutical company focused on developing multimodal biological immunotherapies to help patients fight cancer, today announced the pricing of an underwritten public offering of 18,348,624 shares of its common stock at a price to the public of $5.45 per share. The gross proceeds to Candel from the offering are expected to be $100 million, before deducting underwriting discounts and commissions and other offering expenses. The offering is expected to close on or about February 23, 2026, subject to customary closing conditions. In addition, Candel has granted the underwriters a 30-day option to purchase up to 2,752,293 additional shares of its common stock at the public offering price, less the underwriting discount.

Candel intends to use the net proceeds from the offering to complete critical launch readiness, medical affairs, pre-commercialization, and commercial activities for aglatimagene besadenovec (CAN-2409 or aglatimagene) in early, localized prostate cancer, ongoing development costs related to the phase 3 trial of aglatimagene in non-small cell lung cancer (NSCLC), and for general corporate purposes.

Citigroup, Cantor, and Stifel are acting as joint bookrunning managers for the offering. LifeSci Capital is acting as lead manager for the offering. H.C. Wainwright & Co. and Brookline Capital Markets, a division of Arcadia Securities, LLC, are acting as co-managers for the offering.

A shelf registration statement on Form S-3 relating to the shares of common stock offered in the public offering described above was filed with the Securities and Exchange Commission (the SEC) on August 14, 2025 and declared effective by the SEC on August 22, 2025. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146; Cantor Fitzgerald & Co., Attention:

Equity Capital Markets, 110 E. 59th Street, 6th Floor, New York, New York 10022 , or by email at prospectus@cantor.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Candel Therapeutics

Candel is a clinical-stage biopharmaceutical company focused on developing off-the-shelf multimodal biological immunotherapies that elicit an individualized, systemic anti-tumor immune response to help patients fight cancer. Candel has established two clinical-stage multimodal biological immunotherapy platforms based on novel, genetically modified adenovirus and herpes simplex virus (HSV) gene constructs, respectively. Aglatimagene is the lead product candidate from the adenovirus platform. The Company recently completed successful phase 2a clinical trials of aglatimagene in NSCLC and pancreatic ductal adenocarcinoma (PDAC), and a pivotal, placebo-controlled, phase 3 clinical trial of aglatimagene in localized prostate cancer, conducted under a Special Protocol Assessment agreed with the U.S. Food and Drug Administration (FDA). The FDA also granted Fast Track Designation and Regenerative Medicine Advanced Therapy Designation to aglatimagene for the treatment of newly diagnosed, localized prostate cancer in patients with intermediate- to high-risk disease, Fast Track Designation in NSCLC, and both Fast Track Designation and Orphan Drug Designation for the treatment of PDAC.

Linoserpaturev is the lead product candidate from the HSV platform and is currently in an ongoing phase 1b clinical trial in recurrent high-grade glioma. Finally, Candel’s enLIGHTEN™ Discovery Platform is a systematic, iterative HSV-based discovery platform leveraging human biology and advanced analytics to create new viral immunotherapies for solid tumors.

Forward-Looking Statements

Various statements in this release concerning the timing and completion of the public offering on the anticipated terms or at all may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of substantial risks and uncertainties, many of which are outside Candel’s control, that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in Candel’s stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering, as well as those risks more fully discussed in the section entitled “Risk Factors” in the prospectus supplement and registration statement referenced above, Candel’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 13, 2025 with the SEC and subsequent filings with the SEC including Candel’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There can be no assurance that Candel will be able to complete the public offering on the anticipated terms. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and Candel undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Contact:

Theodore Jenkins

VP, Investor Relations and Business Development

Candel Therapeutics, Inc.

tjenkins@candeltx.com

Media Contact:

Ben Shannon

Vice President

ICR Westwicke

CandelPR@westwicke.com